Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner President and Chief Executive Officer 120 Wilshire Boulevard Santa Monica, CA 90401	Lynn M. Hopkins Executive Vice President and Chief Financial Officer 275 North Brea Boulevard Brea, CA 92821
Phone:	310-458-1521 x 271	714-674-5330
Fax:	310-451-4555	714-674-5377

FOR IMMEDIATE RELEASE	JUNE 4, 2003

FIRST NATIONAL BANK ANNOUNCES THE DEPARTURE OF
ITS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Rancho Santa Fe, California . . . First National Bank, a wholly owned subsidiary of First Community Bancorp (Nasdaq: FCBP), today announced the departure of its president and chief executive officer Stephen Rippe.  Mr. Rippe served as president and chief executive officer since September 2002.  Mr. Rippe will also no longer be a director of First National Bank.

The board of directors of First National appointed Matthew P. Wagner acting president and chief executive officer while a search is undertaken for a successor to Mr. Rippe. Mr. Wagner is currently chairman of the board of First National Bank, and is also president, chief executive officer and a director of First Community Bancorp, parent of First National Bank.

“We have begun the search for a new president of First National Bank,” stated Mr. Wagner.  “This transition will in no way affect our commitment to serving customers and building the premier independent commercial bank in San Diego and Imperial Counties.”

First National has 13 branches throughout San Diego County and approximately $1.1 billion in assets as of March 31, 2003.

Description of First Community

First Community Bancorp is approximately a $2.1 billion bank holding company with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank.  First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses through 31 full-service community banking branches.  Pacific Western has 18 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties and First National Bank has 13 branches across San Diego County.  On April 17, 2003, First Community announced its acquisition of Verdugo Banking Company, a one-branch bank located in Glendale, California with approximately $179 million in assets as of March 31, 2003.  The acquisition is expected to close in mid-third quarter 2003.

Forward Looking Statements

This press release with respect to First Community Bancorp and its subsidiaries contains forward-looking statements that involve risks, uncertainties and assumptions.  All statements other than statements of historical fact are forward-looking statements.  Risks and uncertainties include, but are not limited to: the possibility that expected cost savings cannot be fully realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market area in which First Community does business, are less favorable than expected; legislation or regulatory requirements or changes adversely affect First Community’s business; changes that may occur in the securities markets; and other risks that are described in First Community’s Securities and Exchange Commission filings.  If any of these uncertainties materializes or any of these assumptions proves incorrect, First Community’s results could differ materially from First Community’s expectations as set forth in these statements.  First Community assumes no obligation and does not intend to update such forward-looking statements.

Investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K for the year ended December 31, 2002 and other documents filed by the Company with the Securities and Exchange Commission.  The documents filed by First Community with the Commission may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the Commission’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.